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                                                                      EXHIBIT 21


                       SUBSIDIARIES OF ENERGEN CORPORATION



                             Alabama Gas Corporation
                            Taurus Exploration, Inc.
                         Taurus Exploration U.S.A., Inc.
                              Basin Pipeline Corp.
                            American Heat Tech, Inc.
                               EGN Services, Inc.
                                Midtown NGV, Inc.